Exhibit 99.1
TESORO LOGISTICS LP REPORTS FIRST QUARTER 2017 RESULTS

•	Net earnings increased 8% year-over-year to $92 million and EBITDA increased 20% to $210 million

•	Net cash from operating activities increased 33% to $207 million and distributable cash flow increased 7% to $152 million over last year

•	Terminalling and Transportation segment operating income increased 56% from last year to a record $98 million and segment EBITDA increased 43% to a record $119 million

•	Raised quarterly distribution 16% year-over-year to $0.94 per limited partner unit

•	Completed North Dakota Gathering and Processing Assets acquisition on January 1

SAN ANTONIO - May 8, 2017 - Tesoro Logistics LP (NYSE: TLLP) today reported first quarter net earnings of $92 million, or $0.51 per diluted common limited partner unit compared to $85 million, or $0.64 per diluted common limited partner unit a year ago. EBITDA for the first quarter 2017 was $210 million compared to $175 million last year. Net earnings and EBITDA for the first quarter 2017 include approximately $3 million of acquisition costs related to the North Dakota Gathering and Processing Assets acquisition, which closed on January 1, 2017.

	Three Months Ended March 31,
($ in millions)	2017	2016 (a)
Operating Income
Gathering and Processing	$62	$64
Terminalling and Transportation	98	63
Total Segment Operating Income	$160	$127
Net Earnings	$92	$85

Segment EBITDA (b)
Gathering and Processing	$101	$100
Terminalling and Transportation	119	83
Total Segment EBITDA (b)	$220	$183
EBITDA (b)	$210	$175

Net Cash From Operating Activities	$207	$156
Distributable Cash Flow (b)	$152	$142

Total Distributions to be Paid	$140	$108
Distribution Coverage Ratio (b)	1.09x	1.31x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)
For more information on EBITDA, Segment EBITDA and Distributable Cash Flow, see “Non-GAAP Measures,” “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

“We are pleased with our performance for the quarter, which included contributions from the strategic acquisitions of the Northern California Terminalling and Storage Assets and the North Dakota Gathering and Processing Assets, as well as organic growth contributions in our crude oil gathering and terminalling businesses," said Greg Goff, Chairman and Chief Executive Officer of TLLP's general partner. "Despite harsher than normal winter weather, we had record crude oil gathering, terminalling and pipeline throughput during the quarter, which led to strong operating income and EBITDA performance. With stable market conditions and an improving commodity price environment, we are on track to delivering approximately $550 million of annual net earnings and approximately $1 billion of annual EBITDA in 2017."

TLLP changed its operating segment presentation in the first quarter 2017 to reflect the expanded gathering and processing assets and operations. With the acquisition of the North Dakota Gathering and Processing Assets, the Company’s gathering and processing of crude oil, natural gas and produced water expanded significantly and enhanced TLLP’s integrated midstream service offering to its customers. Comparable prior period information for the newly presented Gathering and Processing segment has been recast to reflect the current presentation.

SEGMENT RESULTS
GATHERING AND PROCESSING. Gathering and Processing segment operating income was $62 million for the first quarter 2017 compared to $64 million last year. Segment EBITDA was $101 million compared to $100 million a year ago, which included a benefit of $6 million for legal settlements. Crude oil and water gathering throughput for the first quarter 2017 increased to 253 thousand barrels per day from 216 thousand barrels per day in 2016. The volume increase was primarily driven by new inbound and outbound interconnections on the High Plains Pipeline System in North Dakota and contributions from the North Dakota Gathering and Processing Assets acquisition.

Gas gathering and processing throughput for the first quarter 2017 increased to 952 thousand MMBtu per day from 903 thousand MMBtu per day a year ago, which was attributable to contributions from the North Dakota Gathering and Processing Assets acquisition. Production of Natural Gas Liquids either under Keep Whole or Percent of Proceeds declined to 7.4 thousand barrels per day in the first quarter 2017 from 8.6 thousand barrels per day last year. The decline was primarily due to production declines in the Rockies, slightly offset by contributions from North Dakota Gathering and Processing Assets acquisition.

TERMINALLING AND TRANSPORTATION. Terminalling and Transportation segment operating income increased to $98 million for the first quarter 2017 from $63 million last year and segment EBITDA improved to $119 million from $83 million a year ago. Terminalling volumes increased to 1.0 million barrels per day from 913 thousand barrels per day a year ago. Transportation pipeline volumes increased to 834 thousand barrels per day from 824 thousand barrels per day in 2016. Improved operating results and volumes were primarily driven by higher throughput at TLLP’s California marine terminals, as well as contributions from the acquisitions of the Northern California Terminalling and Storage Assets completed in the fourth quarter 2016 and the Alaska Storage and Terminalling Assets completed in the third quarter 2016.

BALANCE SHEET AND CASH FLOW
Net cash from operating activities was $207 million in the first quarter 2017 compared to $156 million in 2016. Distributable cash flow for the first quarter was $152 million compared to $142 million last year. The Company ended the first quarter 2017 with $35 million of cash. TLLP has approximately $1.6 billion of availability under its revolving credit facilities.

Net capital expenditures for the first quarter 2017 were $30 million, which include $20 million of growth capital and $10 million of net maintenance capital. TLLP continues to expect total 2017 net capital expenditures of $295 million, including $230 million of growth capital and $65 million of net maintenance capital. However, total capital expenditures for 2017 could be lower given the timing of permit approvals for the Los Angeles Refinery Interconnect Pipeline System project.

On April 19, 2017, the Company announced its quarterly cash distribution of $0.94 per limited partnership unit or $3.76 on an annualized basis. The declared distribution represents a 16% increase over the first quarter 2016 distribution of $0.81 per limited partner unit paid in May 13, 2016. This also represents the 24th consecutive quarterly increase. Distribution coverage ratio was 1.09x for the first quarter. Distribution coverage ratio for the trailing twelve month period was 1.01x.

STRATEGIC UPDATE
In January, TLLP closed the previously announced acquisition of crude oil, natural gas and produced water gathering systems and two natural gas processing facilities for total consideration of approximately $705 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. TLLP continues to expect the assets to contribute $65 to $75 million of annual net earnings and $100 to $110 million of annual EBITDA in 2017.

In February, TLLP closed a registered public offering of 5,000,000 common units representing limited partner interests  for total gross proceeds of approximately $284 million (before underwriting discounts and estimated offering expenses). TLLP used the net proceeds from the offering to repay borrowings under its revolving credit facility.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 11:00 a.m. CT tomorrow morning, TLLP will live broadcast its conference call with analysts regarding first quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.tesorologistics.com.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including growing through asset optimization and strategic acquisitions; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; 2017 projected net earnings and annual EBITDA; expectations regarding future economic and market conditions and their effects on our business; projected net earnings and annual EBITDA from the North Dakota Gathering and Processing Assets; expectations for 2017 capital expenditures, including the allocation thereof; the amount and timing of our cash distributions; and second quarter 2017 guidance. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.tesorologistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Evan Barbosa, Manager, Investor Relations, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
SECOND QUARTER 2017 GUIDANCE (Unaudited)

Throughput
Gathering and Process
NGL sales (Mbpd)	7.1 - 7.6
Gas gathering and processing (thousands of MMBtu/d)	970 - 1,010
Crude oil gathering pipeline (Mbpd)	240 - 260

Terminalling and Transportation
Terminalling (Mbpd)	1,000 - 1,050
Pipeline transportation (Mbpd)	850 - 900

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense

◦	Segment EBITDA—a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow—U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash

◦	Distribution Coverage Ratio—Distributable Cash Flow divided by total distributions

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance, and we believe they may provide meaningful supplemental information to the users of our financial statements. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable U.S. GAAP financial measure.

ITEMS IMPACTING COMPARABILITY

The Partnership’s future results of operations may not be comparable to the historical results of operations of the acquired assets from Tesoro (“Predecessors”) for the reasons described below.

ACQUISITIONS. On January 1, 2017, the Partnership acquired crude oil, natural gas and produced water gathering systems and two natural gas processing facilities (the “North Dakota Gathering and Processing Assets”). The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The operating results for this acquisition are reflected in our Gathering and Processing segment.

On November 21, 2016, we acquired certain terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) purchased from subsidiaries of Tesoro Corporation. The Northern California Terminalling and Storage Assets include 5.8 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 80,000 bpd of feedstock and refined product throughput. Additionally, on July 1 and September 16, 2016, the Partnership purchased certain terminalling and storage assets in Anchorage, Fairbanks and at Tesoro’s Kenai Refinery (together, the “Alaska Storage and Terminalling Assets”) owned by Tesoro. The storage assets include tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The refined product terminals are located in Anchorage and Fairbanks. The operating results for these acquisitions from Tesoro are reflected in our Terminalling and Transportation segment.

PREDECESSOR IMPACTS. Our financial information includes the historical results of our Predecessors and the results of TLLP for all periods presented. The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity.

CHANGE IN SEGMENT PRESENTATION. We changed our operating segment presentation in the first quarter of 2017 to reflect our expanded gathering and processing assets and operations and how our chief operating decision maker manages our business. With the completion of the North Dakota Gathering and Processing Assets acquisition on January 1, 2017, our gathering and processing assets and operations expanded significantly and enhanced our ability to offer integrated gathering and processing services to our customers. Given the business’s focus providing integrated services along with the revised reporting structure implemented by management to assess performance and make resource allocation decisions, we have determined our operating segments, which are the same for reporting purposes, are the (i) Gathering and Processing segment and (ii) Terminalling and Transportation segment. Comparable prior period information for the newly presented Gathering and Processing segment has been recast to reflect our current presentation. No changes were deemed necessary to our Terminalling and Transportation segment. In addition, management revised its methodology for the allocation of corporate general and administrative expenses. Comparable prior period segment information has been recast to reflect our revised allocation methodology.

TESORO LOGISTICS LP
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	March 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$35	$688
Receivables, net of allowance for doubtful accounts	235	230
Prepayments and other current assets	23	20
Total Current Assets	293	938
Property, Plant, and Equipment, Net	3,986	3,444
Other Noncurrent Assets, Net	1,594	1,478
Total Assets	$5,873	$5,860

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$109	$125
Accrued interest and financing costs	97	42
Other current liabilities	36	45
Total Current Liabilities	242	212
Debt, Net of Unamortized Issuance Costs	3,765	4,053
Other Noncurrent Liabilities	61	53
Equity	1,805	1,542
Total Liabilities and Equity	$5,873	$5,860

TESORO LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended March 31,
	2017	2016 (a)
Revenues
Gathering and Processing	$245	$162
Terminalling and Transportation	175	138
Total Revenues	420	300
Cost and Expenses
Cost of Sales	59	—
Operating expenses	126	110
General and administrative expenses	27	24
Depreciation and amortization expenses	58	46
Loss on asset disposals and impairments	—	1
Operating Income	150	119
Interest and financing costs, net	(60)	(44)
Equity in earnings of equity method investments	2	4
Other income, net	—	6
Net Earnings	$92	$85

Loss attributable to Predecessors	—	7
Net Earnings Attributable to Partners	92	92
General partner’s interest in earnings, including incentive distribution rights	(37)	(32)
Limited Partners’ Interest in Net Earnings	$55	$60

Net Earnings per Limited Partner Unit:
Common - basic	$0.51	$0.64
Common - diluted	$0.51	$0.64

Weighted Average Limited Partner Units Outstanding:
Common units - basic	104.8	93.6
Common units - diluted	104.9	93.6

Cash Distributions per Unit Paid During Period	$0.91	$0.78

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended March 31,
	2017	2016 (a)
Earnings Before Income Taxes
Gathering and Processing	$62	$64
Terminalling and Transportation	98	63
Total Segment Operating Income	160	127
Unallocated general and administrative expenses	(10)	(8)
Operating Income	150	119
Interest and financing costs, net	(60)	(44)
Equity in earnings of equity method investments	2	4
Other income, net	—	6
Earnings Before Income Taxes	$92	$85
Depreciation and Amortization Expense
Gathering and Processing	$37	$26
Terminalling and Transportation	21	20
Total Depreciation and Amortization Expense	$58	$46
Segment EBITDA
Gathering and Processing	$101	$100
Terminalling and Transportation	119	83
Total Segment EBITDA	$220	$183
Capital Expenditures
Gathering and Processing	$18	$30
Terminalling and Transportation	27	30
Total Capital Expenditures	$45	$60

TESORO LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended March 31,
	2017	2016 (a)
Cash Flows From
Net earnings	$92	$85
Depreciation and amortization expenses	58	46
Changes in assets and liabilities	49	11
Other non-cash operating activities	8	14
Net Cash Flows from Operating Activities	207	156
Investing Activities	(721)	(92)
Financing Activities	(139)	(76)
Decrease in Cash and Cash Equivalents	$(653)	$(12)

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions, except ratios)

	Three Months Ended March 31,
	2017	2016 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$92	$85
Depreciation and amortization expenses	58	46
Interest and financing costs, net of capitalized interest	60	44
EBITDA	$210	$175

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$207	$156
Changes in assets and liabilities	(49)	(11)
Predecessors impact	—	5
Maintenance capital expenditures, net	(17)	(10)
Reimbursement for maintenance capital expenditures	8	4
Other	3	(2)
Distributable Cash Flow	$152	$142

	Three Months Ended March 31,
	2017	2016
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$101	$76
General partner’s distributions	3	2
General partner’s incentive distribution rights	36	30
Total Distributions to be Paid	$140	$108

Distribution Coverage Ratio	1.09x	1.31x

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2017	2016
Reconciliation of Gathering and Processing Segment Operating Income to Segment EBITDA
Gathering and Processing segment operating income	$62	$64
Depreciation and amortization expenses	37	26
Equity in earnings of equity method investments	2	4
Other income, net	—	6
Gathering and Processing Segment EBITDA	$101	$100

	Three Months Ended March 31,
	2017	2016 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$98	$63
Depreciation and amortization expenses	21	20
Terminalling and Transportation Segment EBITDA	$119	$83

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended March 31,
	2017	2016
Gathering and Processing Segment
Revenues
NGL sales (b)	$83	$27
Gas gathering and processing	80	68
Crude oil and water gathering	39	35
Pass-thru and other revenue	43	32
Total Revenues	245	162
Costs and Expenses
Cost of NGL sales (b) (c)	59	—
Operating expenses (d)	77	63
General and administrative expenses	10	8
Depreciation and amortization expenses	37	26
Loss on asset disposals and impairments	—	1
Gathering and Processing Segment Operating Income	$62	$64
Volumes
NGL sales (Mbpd) (e)	7.4	8.6
Average margin on NGL sales (a) (b) (c)	$39.15	$34.49
Gas gathering and processing throughput (thousands of MMBtu/d)	952	903
Average gas gathering and processing revenue per MMBtu (a)	$0.94	$0.83
Crude oil and water gathering volume (Mbpd)	253	216
Average crude oil and water gathering revenue per barrel (a)	$1.73	$1.77

(a)	Management uses average margin per barrel, average revenue per MMBtu and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•	Average margin on natural gas liquids (“NGL”) sales per barrel - calculated as the difference between the NGL sales and the costs associated with the NGL sales divided by total NGL sales volumes.

•	Average gas gathering and processing revenue per MMBtu - calculated as total gathering and processing fee-based revenue divided by total gas gathering throughput.

•	Average crude oil and water gathering revenue per barrel - calculated as total crude oil and water gathering fee-based revenue divided by total crude oil and water gathering throughput.

•	Average terminalling revenue per barrel - calculated as total terminalling revenue divided by total terminalling throughput.

•	Average pipeline transportation revenue per barrel - calculated as total pipeline transportation revenue divided by total pipeline transportation throughput.
There are a variety of ways to calculate these measures; other companies may calculate these in different way.

(b)
For the 2017 Quarter, we had 21.1 Mbpd of gross NGL sales under percent of proceeds (“POP”) and keep-whole arrangements. We retained 7.4 Mbpd under these arrangements. The difference between gross sales barrels and barrels retained is reflected in cost of NGL sales resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(c)
Included in cost of NGL sales for the 2017 Quarter were approximately $2 million of cost of sales related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition. The corresponding revenues were recognized in other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(d)	Operating expenses include an imbalance settlement gain of $2 million for the 2017 Quarter.

(e)	Volumes represent barrels sold under our keep-whole arrangements, net barrels retained under our POP arrangements and other associated products.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes and revenue per barrel)

	Three Months Ended March 31,
	2017	2016 (a)
Terminalling and Transportation Segment
Revenues
Terminalling revenues	$145	$108
Pipeline transportation revenues	30	30
Total Revenues	175	138
Costs and Expenses
Operating expenses	49	47
General and administrative expenses	7	8
Depreciation and amortization expenses	21	20
Terminalling and Transportation Segment Operating Income	$98	$63
Volumes
Terminalling throughput (Mbpd)	1,019	913
Average terminalling revenue per barrel (a)	$1.58	$1.31
Pipeline transportation throughput (Mbpd)	834	824
Average pipeline transportation revenue per barrel (a)	$0.40	$0.40

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended March 31,
	2017	2016 (a)
Capital Expenditures (f)
Growth	$31	$51
Maintenance	14	9
Total Capital Expenditures	$45	$60

Capital Expenditures, Net of Reimbursements (f)
Growth	$20	$50
Maintenance	10	6
Total Capital Expenditures, Net of Reimbursements	$30	$56

(f)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. The expenditures related to growth capital projects totaled $19 million and for the three months ended March 31, 2016.

	Three Months Ended March 31,
	2017	2016 (a)
General and Administrative Expenses
Gathering and Processing	$10	$8
Terminalling and Transportation	7	8
Unallocated	10	8
Total General and Administrative Expenses	$27	$24

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$550
Add: Depreciation and amortization expenses	225
Add: Interest and financing costs, net	225
Projected Annual EBITDA	$1,000

North Dakota Gathering and Processing Asset Acquisition
2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 65-75
Add: Depreciation and amortization expenses	35
Projected Annual EBITDA	$ 100-110

TESORO LOGISTICS LP
RECONCILIATION OF DISTRIBUTABLE CASH FLOW TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended				Trailing Twelve Months Ended
	June 30, 2016 (a)	September 30, 2016 (a)	December 31, 2016 (a)	March 31, 2017	March 31, 2017
Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$86	$172	$84	$207	$549
Changes in assets and liabilities	42	(37)	50	(49)	6
Predecessors impact	5	5	2	—	12
Maintenance capital expenditures, net	(14)	(20)	(28)	(17)	(79)
Reimbursement for maintenance capital expenditures	10	6	8	8	32
Adjustments for equity method investments	(3)	4	1	—	2
Gain on sales of assets, net proceeds	—	—	8	—	8
Other	—	3	6	3	12
Distributable Cash Flow	$126	$133	$131	$152	$542

Distributions to the partners of TLLP
Limited partner’s distributions on common units	$85	$89	$94	$101	$369
General partner’s distributions	2	3	3	3	11
General partner’s incentive distribution rights	36	39	43	36	154
Total Distributions to be Paid	$123	$131	$140	$140	$534

Distribution Coverage Ratio					1.01x